Exhibit 2.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

GasLog Ltd. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our Series A Preference Shares (the “Preference Shares”).

The following summarizes the material terms of the Preference Shares of GasLog Ltd. (the “Company”) as set forth in the Company’s Memorandum of Association, as amended (the “Memorandum of Association”) and the Company’s Bye-laws, as amended (the “Bye-laws”) and the Certificate of Designations in respect of the Preference Shares (the “Certificate of Designations”). While we believe that the following description covers the material terms of such securities, such summary may not contain all of the information that may be important to you and is subject to, and qualified in its entirety by, reference to the Memorandum of Association and the Bye-laws, each of which is filed as an exhibit to the 20-F of which this Exhibit 2.2 is a part, as well as the Certificate of Designations. As used herein, unless otherwise expressly stated or the context otherwise requires, the terms “Company”, “we”, “our” and “us” refer to GasLog Ltd.

General

We are incorporated under the laws of the Bermuda. The rights of shareholders are governed by the Bermuda Companies Act, the Memorandum of Association, the Bye-laws and the Certificate of Designations.

Authorized Share Capital

Under the Memorandum of Association, the Company’s authorized share capital is U.S.$5,000,000 comprised of 500,000,000 shares, par value $0.01 per share. Pursuant to our Bye-laws, subject to any resolution of the shareholders to the contrary, our board of directors is authorized to issue any of our authorized but unissued Common Shares. Our Memorandum of Association and Bye-laws currently authorize the issuance of preference shares out of any of the unissued share capital in one or more classes or series. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Preference Shares

Voting Rights

Our Common Shares are the only class of our shares carrying full voting rights. Holders of the Preference Shares generally have no voting rights. However, if and whenever dividends payable on the Preference Shares are in arrears for six or more quarterly periods, whether or not consecutive, holders of Preference Shares (voting together as a class with all other classes or series of parity securities upon which like voting rights have been conferred and are exercisable) will be entitled to elect one additional director to serve on our board of directors, and the size of our board of directors will be increased as needed to accommodate such change (unless the size of our board of directors already has been increased by reason of the election of a director by holders of parity securities upon which like voting rights have been conferred and with which the Preference Shares voted as a class for the election of such director). The right of such holders of Preference Shares to elect a member of our board of directors will continue until all accumulated and unpaid dividends on the Preference Shares have been paid in full. In addition, holders of Preference Shares are entitled to vote together with holders of Common Shares on matters related to the approval of an amalgamation or merger.

Dividends

Dividends on the Preference Shares are cumulative from March 31, 2015 and will be payable quarterly in arrears on the 1st day of January, April, July and October of each year, when as and if declared by the board of directors. The initial dividend on Preference Shares was payable on July 1, 2015. Dividends will be payable in cash available for dividends at a rate equal to 8.75% per annum of the stated liquidation preference. No dividend may be declared or paid or set apart for payment on any junior securities unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding Preference Shares.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of the Preference Shares will have the right to receive the liquidation preference of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of payment, whether or not declared, before any payments are made to holders of our Common Shares or any other junior securities. Preference Shares rank junior in all our indebtedness and other liabilities, and any other senior securities the Company may issue in the future.

Redemption

As of April 7, 2020, the Preference Shares may be redeemed, in whole or in part, out of amounts available thereof, at a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared.

Other Matters

The Preference Shares will not be subject to any sinking fund requirements.